HERC HOLDINGS INC.
 SENIOR EXECUTIVE BONUS PLAN

(As Amended and Restated, Effective as of June 30, 2016)

Purpose
The purposes of the Herc Holdings Inc. Senior Executive Bonus Plan (the “Plan”) are (i) to compensate certain members of senior management of the Company on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company. The Plan is an amendment and restatement of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan, which was approved by the stockholders of the Company (formerly known as Hertz Global Holdings, Inc.) on May 27, 2010.

ARTICLE I
Definitions.
The following terms utilized in this Plan shall have the following meanings:

1.1	“Board” shall mean the board of directors of the Company.

1.2
“Cause” shall mean with respect to any Participant (as determined by the Committee): (1) willful and continued failure to perform substantially the Participant’s material duties with the Company (other than any such failure resulting from the Participant’s incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which the Participant has not performed such duties is delivered to the Participant by the person or entity that supervises or manages the Participant, (1) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (1) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (1) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs the Participant’s job performance, (1) material violation of any Company policy that results in harm to the Company or any of its subsidiaries or (1) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude.  A “termination for Cause” shall include a determination by the Committee following a Participant’s termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to such Participant.

1.3	“Code” shall mean the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, all as amended from time to time.

1.4
“Committee” shall mean the committee of the Board designed by the Board to administer the Plan, provided that such committee shall consist solely of two or more “outside directors” within the meaning of Code Section 162(m).

1.5	“Company” shall mean Herc Holdings Inc., a Delaware corporation, and any successor thereto.

1.6
“EBITDA” shall mean, for a Performance Period, consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization; provided, however, that EBITDA shall exclude any or all “extraordinary items” as determined under U.S. generally acceptable accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act.

1.7	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

1.8	“Executive Officer” means each person who is an officer of the Company or any subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

1.9
“Participant” shall mean, for a Performance Period, (i) all Executive Officers, and (ii) officers of the Company or its subsidiaries who are (or who, in the determination of the Committee, may reasonably be expected to be) “covered employees” within the meaning of Code Section 162(m) for such Performance Period and who are designated to participate in the Plan by the Committee on or before the first March 30 of such Performance Period (or such later date, if any, as permitted under Code Section 162(m)).

1.10
“Performance Period” shall mean the fiscal year of the Company; provided, however, that the Committee may designate that the Performance Period for an Incentive Award be more than one fiscal year (with any such designation by the Committee to be made within the time period permitted under Code Section 162(m)).

1.11	“Wrongful Conduct” shall mean any action whereby a Participant:

(a)
directly or indirectly, owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the employment of, acts as a consultant to, or performs any services for any entity which has operations that compete with any business of the Company and its subsidiaries in which the Participant was employed (in any capacity) in any jurisdiction in which such business is engaged, or in which any of the Company and its subsidiaries have documented plans to become engaged of which the Participant has knowledge at the time of the Participant’s termination of employment (the “Business”), except where (x) the Participant’s interest or association with such entity is unrelated to the Business, (y) such entity’s gross revenue from the Business is less than 10% of such entity’s total gross revenue, and ( z ) the Participant’s interest is directly or indirectly less than two percent (2%) of the Business;

(b)
directly or indirectly, solicits for employment, employs or otherwise interferes with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates at any time during the Participant’s employment with the Company or any subsidiary (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the termination of the Participant’s employment); or

(c)	directly or indirectly, discloses or misuses any confidential information of the Company or any of its affiliates.
                 ARTICLE II
Term.
Subject to Section 10, the Plan shall be applicable for the 2010 fiscal year and all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 7.
ARTICLE III
Incentive Award.

3.1
For each Performance Period of the Company, each Participant may be entitled to receive an award payable in cash (“Incentive Award”) in an amount determined by the Committee as provided in this Plan.  With respect to each Performance Period, the Chief Executive Officer of the Company shall be entitled to be paid an Incentive Award equal to 1% of the Company’s EBITDA for such Performance Period of the Company.  With respect to each Performance Period of the Company, each other Participant shall be entitled to be paid an Incentive Award equal to 0.5% of EBITDA for such Performance Period.  Except as otherwise provided in the Plan, a Participant must be employed with the Company on the last day of the Performance Period in order to receive an Incentive Award with respect to such Performance Period.

3.2
Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the written certification of the Committee of the amount of such Incentive Award.

3.3
As a condition to the right of a Participant to receive an Incentive Award, the Committee shall first certify in writing the Company’s EBITDA and that the Incentive Award has been determined in accordance with the provisions of this Plan.

3.4
Incentive Awards for any Performance Period shall be determined as soon as practicable after such Performance Period and shall be paid no later than the 15th day of the third month following such Performance Period.

3.5
Unless otherwise determined by the Committee (whether before or after the commencement of an applicable Performance Period), if a Participant’s employment is terminated for any reason prior to the end of a Performance Period, the Participant shall cease being eligible for an Incentive Award in respect to such Performance Period; provided, further, that the Committee shall have no discretion to take such preceding action if the exercise of such action or the ability to exercise such action would cause such Award to fail to qualify as “performance-based” compensation under Code Section 162(m).

3.6	Incentive Awards shall be payable in cash.

3.7
The Company shall have the right and power to deduct from all amounts paid to a Participant (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Incentive Award under this Plan.

3.8
Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

3.9
Unless otherwise determined by the Committee, notwithstanding anything contained in this Plan to the contrary, if, during the period commencing with a Participant’s employment with the Company or any subsidiary, and continuing until the first anniversary of the Participant’s employment termination, the Participant, except with the prior written consent of the Committee, engages in Wrongful Conduct, then any Incentive Award granted to the Participant hereunder, to the extent they remain unpaid, shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case or in the case of the Participant’s termination for Cause, the Participant shall pay to the Company in cash the amounts paid under any Incentive Award hereunder within the twelve-month period ending on the date of the Participant’s violation (or such other period as determined by the Committee).

3.10
In the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, the Committee may require any or all of the following: (i) any Incentive Award granted to the Participant hereunder, to the extent they remain unpaid at the time of the restatement, be terminated and be canceled, and (ii) the Participant pay to the Company in cash all or a portion of the amounts paid under any Incentive Award hereunder during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee).

3.11
Without limiting the preceding, any Incentive Award hereunder shall be subject to the Company’s Amended and Restated Compensation Recovery Policy (as amended from time to time, and including any successor or replacement policy or standard).  The Participant’s obligations under that policy shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any other Company policy, standard or code, or any other agreement with the Company or any subsidiary.

ARTICLE IV
Administration and Interpretation.

4.1
The Committee shall have authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes.  Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Plan, shall, to the greatest extent permitted by law, be within its sole and absolute discretion and shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto.  The Committee may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Incentive Awards under the Plan, whether or not such persons are similarly situated.  To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Incentive Award hereunder.

4.2
To the maximum extent provided by law and by the Company’s Certificate of Incorporation and/or By-Laws, each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

4.3	Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

4.4
Amendment or Termination. The Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Code Section 162(m).

4.5
No Assignment. The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of an Incentive Award shall be payable only to such Participant.

4.6
The Company. For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

4.7
Stockholder Approval. The effective date of the Plan was January 1, 2010.  The Plan was approved by the stockholders of the Company at the 2010 stockholder meeting in accordance with Code Section 162(m).

4.8
No Right to Employment. The designation of an officer as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.  Nothing in the Plan or any Incentive Award Agreement shall interfere with or limit in any way the right of the Company or any affiliate or subsidiary to terminate any Participant’s employment at any time (regardless of whether such termination results in (1) the failure of any Incentive Award to vest; (2) the forfeiture of any Incentive Award; and/or (3) any other adverse effect on the individual’s interests under the Plan).

4.9
No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Incentive Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.  No amount payable in respect of any Incentive Award shall be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws.

4.10
Right to Offset. Notwithstanding any provisions of the Plan to the contrary, and to the extent permitted by applicable law (including Code Section 409A), the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his beneficiary or estate) under the Plan against any amounts that such Participant may owe to the Company or any affiliate or subsidiary (including, without limitation, amounts owed pursuant to Sections 4.6 and 4.7).

4.11	Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

4.12
Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law, without reference to principles of conflict of laws which would require application of the law of another jurisdiction.

4.13
Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

4.14
Headings; Gender; Number. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

4.15
No Trust. Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant.  To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

4.16
Code Section 162(m) and Code Section 409A. It is the intention that Incentive Awards qualify as “performance-based” compensation under Code Section 162(m), and all payments made under the Plan be excluded from the deduction limitations contained in Code Section 162(m).  The Plan shall be construed at all times in favor of its meeting the “performance-based” compensation exception contained in Code Section 162(m).  Accordingly, the Committee shall have no discretion under this Plan (including, without limitation, with respect to adjustments to EBITDA) if the exercise of such discretion or the ability to exercise such discretion would cause such Incentive Award to fail to qualify as “performance-based” compensation under Code Section 162(m).  Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Code Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee.

To the extent any provision of the Plan or action by the Committee would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.  It is intended that the Plan will be exempt from Code Section 409A, and the Plan shall be interpreted and construed on a basis consistent with such intent.  The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption from Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments.  A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any distributions to such person under the Plan (including any taxes and penalties under Code Section 409A), and the Company (or any affiliate or subsidiary) shall have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.